Calculation of Filing Fee Tables
S-8
Core Scientific, Inc./tx
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.00001 par value per share	Other	48,000,000	$ 10.61	$ 509,280,000.00	0.0001531	$ 77,970.77
Total Offering Amounts:						$ 509,280,000.00		$ 77,970.77
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 77,970.77
Offering Note
[1]	(a) This Registration Statement covers 48,000,000 shares of common stock, par value $0.00001 per share ("Common Stock"), of Core Scientific, Inc. ("Registrant") available for issuance pursuant to awards under the Core Scientific, Inc. Amended and Restated 2024 Stock Incentive Plan (the "Plan"). Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers any additional shares of Registrant's Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant's Common Stock, as applicable. (b) The offering price per unit and in the aggregate are estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $10.61 per share, the average of the high and low sale prices of the Registrant's Common Stock, as quoted on The Nasdaq Global Select Market and rounded up to the nearest cent, on May 19, 2025, which date is within five business days prior to the filing of this Registration Statement. (c) The number of shares listed in row 1 represents shares of Common Stock that may be issued under the Plan.